Exhibit 10.1

FORM OF
CHANGE OF CONTROL SEVERANCE AGREEMENT1

This Change of Control Severance Agreement (“Agreement”) is made effective as of August 5, 2015 (“Effective Date”), by and between Big 5 Sporting Goods Corporation, a Delaware corporation (“Parent”), Big 5 Corp., a Delaware corporation (together with Parent, the “Company”), and [ ] (“Employee”).

WHEREAS, Employee is an executive of the Company and the Company and Employee desire to set forth herein the terms and conditions of Employee’s compensation in the event of a termination of Employee’s employment in connection with a Change of Control (as defined below); and

WHEREAS, in the event of a Change of Control, Employee may be vulnerable to dismissal without regard to the quality of Employee’s service, and the Company believes that it is in the best interest of Company to enter into this Agreement in order to ensure fair treatment of Employee and to reduce the distractions and other adverse effects upon Employee’s performance which are inherent in the event of such a Change of Control.

The parties agree as follows:

1.Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)“Annual Bonus” means the greater of (i) the average of the three most recent annual bonuses paid to Employee prior to Employee’s Qualifying Termination, or (ii) the average of the three most recent annual bonuses paid to Employee prior to the Change of Control, in either event regardless of whether such amount was paid out on a current basis or deferred.

(b)“Base Salary” means the greater of Employee’s annual base salary (i) at the rate in effect as of immediately prior to Employee’s Qualifying Termination or (ii) at the rate in effect immediately prior to the Change of Control.

(c)“Board” means the Board of Directors of Parent.

(d)“Cause” shall have the meaning set forth in Employee’s employment agreement with the Company (if any), or if not defined therein, shall mean (i) acts or omissions by Employee which constitute intentional material misconduct or a knowing violation of a material policy of the Company or any of its subsidiaries, (ii) Employee’s refusal to perform Employee’s material job duties, (iii) Employee’s refusal to reasonably cooperate with an internal or governmental investigation relating to Employee’s employment with the Company, (iv) Employee personally receiving a benefit in money, property or services from the Company or any of its subsidiaries or from another person dealing with the Company or any of its subsidiaries, in material violation of applicable law or Company policy, (v) an act of fraud, conversion, misappropriation, or embezzlement by Employee or his or her conviction of, or entering a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof, or (vi) any deliberate and material misuse or improper disclosure of confidential or proprietary information of the Company.  Notwithstanding the foregoing, Cause shall not exist based on conduct described in clauses (ii) or (iii) unless the conduct has not been cured within 30 days following Employee’s receipt of written notice from the Company specifying the particulars of the conduct constituting Cause.

[1]	Big 5 Sporting Goods Corporation and Big 5 Corp. entered into Change of Control Severance Agreements as of August 5, 2015 with each the following executive officers:

•	Richard A. Johnson, Executive Vice President;
•	Boyd O. Clark, Senior Vice President, Buying;
•	Barry D. Emerson, Senior Vice President, Chief Financial Officer and Treasurer; and
•	Gary S. Meade, Senior Vice President, General Counsel and Secretary.

Each of those Change of Control Severance Agreements is substantially identical to this form.

(e)“Change of Control” shall mean the occurrence of any of the following events:

(i)The direct or indirect acquisition by an unrelated “Person” or “Group” of “Beneficial Ownership” (as such terms are defined below in this subsection) of more than 50% of the voting power of Parent’s issued and outstanding voting securities in a single transaction or a series of related transactions;

(ii)The change “in the ownership of a substantial portion of the assets” of Parent and its subsidiaries (taken as a whole) within the meaning of Section 409A of the Code;

(iii)The merger, consolidation or reorganization of Parent with or into another corporation or other entity in which the Beneficial Owners of more than 50% of the voting power of Parent’s issued and outstanding voting securities immediately before such merger or consolidation do not own more than 50% of the voting power of the issued and outstanding voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization (or, if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of 100% of the voting securities eligible to elect directors of the surviving corporation);

(iv)Incumbent Board Members (defined below) cease for any reason to constitute a majority (more than 50%) of the number of directors of the Board then serving.  “Incumbent Board Members” are defined as (A) individuals who, as of the Effective Date, are members of the Board and are not Contest Board Members (defined below), and (B) individuals who are not Contest Board Members and whose nomination for election by the Board or stockholders of Parent was approved by a vote of at least two-thirds of all Board members then in office who are not Contest Board Members.  “Contest Board Members” are defined as individuals who are or were nominated by, proposed by, employed by, paid by, under contract with, or affiliated with any entity or affiliate thereof that threatened or conducted an actual or threatened election contest, withhold campaign or other stockholder proposal, including but not limited to a consent solicitation, relating to the election of Board members; or

(v)The shareholders of Parent approve any plan or proposal for the liquidation or dissolution of Parent.

For purposes of determining whether a Change of Control has occurred, the following Persons and Groups shall not be deemed to be “unrelated”: (A) such Person or Group directly or indirectly has Beneficial Ownership of more than 50% of the issued and outstanding voting power of Parent’s voting securities immediately before the transaction in question, (B) Parent has Beneficial Ownership of more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group or (C) more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group are owned, directly or indirectly, by Beneficial Owners of more than 50% of the issued and outstanding voting power of Parent’s voting securities immediately before the transaction in question.  The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Exchange Act.

Notwithstanding the foregoing, if a Change of Control constitutes a payment event with respect to any amount which provides for the deferral of compensation and is subject to Code Section 409A, the transaction or event described above with respect to such amount must also constitute a “Change in Control event,” as defined in Treasury Regulation § 1.409A-3(i)(5) to the extent required by Code Section 409A.

(f)“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder.

(g)“Good Reason” means the occurrence of any of the following and continuance thereof following the cure period set forth below: (i) a material diminution in Employee’s authority, duties, responsibilities or budget; provided, however, that “Good Reason” shall not be deemed to exist pursuant to the foregoing if Employee is provided with comparable or greater authority, duties, responsibilities and budget, (ii) the assignment of duties to Employee that are materially inconsistent with Employee’s position with the Company, (iii) a reduction in Employee’s base salary by more than 5% compared to Employee’s base salary immediately prior to the Change of Control, or (iv) a change in the geographic location at which Employee must perform services to a location more than 30 miles from the location at which Employee normally performs such services as of the Effective Date, provided, that Employee’s resignation shall only constitute a resignation for Good Reason if (x) Employee provides the Company with a written notice of Good Reason (specifying the particulars of the facts or circumstances constituting Good Reason) within 90 days of the initial existence of the facts or circumstances that Employee knows or reasonably should have known constitutes Good Reason, (y) the Company has failed to cure the facts or circumstances constituting Good Reason within 30 days after receipt of the notice and (z) Employee’s date of termination for Good Reason occurs no later than 90 days after the expiration of the cure period.

(h)“Plan” means the Company’s 2007 Equity and Performance Incentive Plan (Amended and Restated as of April 26, 2011), as amended.

(i)“Qualifying Termination” means (i) a termination by Employee of Employee’s employment with Company for Good Reason or (ii) a termination of Employee’s employment without Cause by the Company, in either case, on or within two (2) years after the occurrence of any Change of Control.  Neither a termination of Employee’s employment due to disability nor a termination of Employee’s employment due to death shall constitute a Qualifying Termination.

(j)“Separation from Service” means a “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

2.Obligations of the Company.

(a)If Employee has a Qualifying Termination, Employee shall be entitled to receive the aggregate amount of Employee’s earned but unpaid Base Salary and accrued but unpaid vacation pay through the date of such termination (the “Accrued Obligations”).  In addition, subject to Sections 2(c), 2(g) and 6.8(b) hereof, if Employee has a Qualifying Termination, Employee shall be entitled to receive:

(i)Cash Severance Payment.  Severance pay in an amount equal to the sum of (A) two (2) times the sum of the Base Salary and Annual Bonus and (B) a pro rata portion of Employee’s Annual Bonus (pro rated by calendar days on a straight line basis), all payable in cash in a single lump sum on the 60th day following the date of such Qualifying Termination;

(ii)Annual Bonus.  Any unpaid annual bonus which Employee would have received for any fiscal year of the Company that ends on or before the date of the Qualifying Termination had Employee remained employed through the payment date (determined using the same method of determining annual bonuses in prior fiscal years), payable in a single lump-sum payment on the date on which annual bonuses are paid to the Company’s employees generally for such fiscal year, but in no event later than March 15th of the fiscal year immediately following the fiscal year for which Employee would have received the unpaid annual bonus, with the actual date within such period determined by the Company in its sole discretion;

(iii) Continued Health Benefits.  During the period commencing on the effective date of the Qualifying Termination and ending on the earlier of (A) the 18-month anniversary thereof, (B) the date on which Employee ceases to be eligible for COBRA continuation coverage or (C) the date Employee becomes eligible for healthcare coverage under a subsequent employer’s health plan (the “COBRA Period”), subject to Employee’s valid election to continue healthcare coverage under Code Section 4980B, the Company shall pay or, at its election, reimburse Employee, for COBRA premiums for Employee and Employee’s covered dependents, based on Employee’s elections in effect on the termination date, provided, however, that (x) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5) or (y) the Company is otherwise unable to continue to cover Employee under its group health plans without incurring penalties (including, without limitation, pursuant to the Patient Protection and Affordable Care Act or Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining COBRA premium under such plans shall thereafter be paid to Employee in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof);

(iv)Outplacement Services.  For a period of up to 12 months following the date of termination, Employee shall be provided, at the Company’s expense, with outplacement services selected by the Company consistent with industry practice for similarly situated executives; and

(v)Equity Award Acceleration.  All outstanding equity awards held by Employee on the termination date that vest fully based on the passage of time shall immediately become fully vested and, to the extent applicable, exercisable.  For the avoidance of doubt, all such equity awards shall remain outstanding and eligible to vest following the termination date and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of the Release.

(b)Other Terminations.  Upon Employee’s termination of employment for any reason other than as set forth in Section 2(a) hereof, the Company shall not have any other or further obligations to Employee under this Agreement (including any financial obligations) except Employee shall be entitled to receive the Accrued Obligations.

(c)Release.  As a condition to Employee’s receipt of any amounts set forth in Section 2(a)(i) - (v) hereof (but not including Accrued Obligations, which are not conditioned upon a Release), Employee shall execute within 21 days (or 45 days if necessary to comply with applicable law) after the termination date, and shall not revoke, a general release of all claims in favor of the Company (the “Release”) in the form attached hereto as Exhibit A (and any statutorily prescribed revocation period applicable to such Release shall have expired).

(d)Exclusive Remedy; Other Arrangements.  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Employee’s rights to salary, severance, benefits, bonuses and other amounts (if any) accruing after the termination of Employee’s employment shall cease upon such termination.  The severance payments and benefits provided for in Section 2(a)(i) - (v) hereof are not intended to duplicate any severance payments and/or benefits that Employee is or may become entitled to receive under any other plan, program, policy or agreement with the Company or any of its affiliates (collectively, “Other Arrangements”).  Therefore, in the event that Employee becomes entitled to receive the severance payments and benefits provided under Section 2(a)(i) - (v) of this Agreement, Employee shall receive the amounts provided under Section 2(a)(i) - (v) of this Agreement and shall not be entitled to receive any severance payments or benefits pursuant to any Other Arrangements.

(e)No Mitigation.  Employee shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 2 be reduced by any compensation earned by Employee as the result of employment by another employer or self-employment or by retirement benefits.

(f)Return of the Company’s Property.  Upon the termination of Employee’s employment in any manner, Employee shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company (including, without limitation, all keys, files, records (and copies thereof), equipment (including, without limitation, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards and Company identification), it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company.  Upon the Company’s request, Employee shall deliver to the Company a signed statement certifying compliance with this Section 2(f) prior to the receipt of any post-termination benefits described in this Agreement.

(g)Parachute Payments.

(i)It is the objective of this Agreement to maximize Employee’s Net After-Tax Benefit (as hereinafter defined) if payments or benefits provided under this Agreement are subject to excise tax under Code Section 4999.  The provisions of this Agreement shall be interpreted in a manner consistent with such intent.  Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 2(a) or 2(b) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the payments and benefits shall thereafter be reduced in accordance with Section 2(g)(ii) hereof, to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if, (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).  Employee’s “Net After-Tax Benefit” means the sum of (x) all payments that Employee receives or is entitled to receive from the Company that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 280G(b)(2) (either, a “Section 280G Transaction”), less (y) the amount of federal, state, local and employment tax, and Excise Tax (if any), imposed with respect to such payments.

(ii)To the extent required under Section 2(g)(i) hereof, the Total Payments shall be reduced by the Company in the following order:  (A) reduction of any cash severance payments otherwise payable to Employee that are exempt from Code Section 409A, (B) reduction of any other cash payments or benefits otherwise payable to Employee that are exempt from Code Section 409A, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Company’s common stock that is exempt from Code Section 409A, (C) reduction of any other payments or benefits otherwise payable to Employee on a pro-rata basis or such other manner that complies with Code Section 409A, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Company’s common stock that are exempt from Code Section 409A and (D) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Company’s common stock that are exempt from Code Section 409A.

(iii)All determinations regarding the application of this Section 2(g) shall be made by an accounting firm with experience in performing calculations regarding the applicability of Code Section 280G and the Excise Tax selected by the Company (“Independent Advisors”).  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (A) no portion of the Total Payments the receipt or enjoyment of which Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Code Section 280G(b) shall be taken into account, (B) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (as defined in Section Code 280G(b)(3)) allocable to such reasonable compensation and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Code Sections 280G(d)(3) and (4).  The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(h)Withholding.  All compensation and benefits to Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

3.Confidentiality, Restrictive Covenants.  This Agreement does not terminate or otherwise amend any of Employee’s confidentiality obligations or restrictive covenants that may have been agreed to in any separate written signed agreement (if any) between Employee and the Company.

4.At-Will Employment Relationship.  Except as may be expressly provided in an applicable Other Arrangement, Employee’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Employee or the Company.  Any change to the at-will employment relationship must be by specific, written agreement signed by Employee and an authorized representative of the Company.  Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

5.Arbitration.

5.1Any controversy or dispute that establishes a legal or equitable cause of action (“Arbitration Claim”) between any two or more Persons Subject to Arbitration (defined below), including, without limitation, any controversy or dispute, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or relating to Employee’s employment or the termination thereof, shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute.  Notwithstanding the foregoing, this Agreement shall not require any Person Subject to Arbitration to arbitrate pursuant to this Agreement any claims: (i) under a Company benefit plan subject to the Employee Retirement Income Security Act, as amended or (ii) as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration.  Either party may seek provisional non-monetary remedies in a court of competent jurisdiction to the extent that such remedies are not available or not available in a timely fashion through arbitration.  It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator.

5.2“Persons Subject to Arbitration” means, individually and collectively, (i) Employee, (ii) any person in privity with or claiming through, on behalf of or in the right of Employee, (iii) the Company, (iv) any past, present or future affiliate, employee, officer, director or agent of the Company and/or (v) any person or entity alleged to be acting in concert with or to be jointly liable with any of the foregoing.

5.3The arbitration shall take place before a single neutral arbitrator at the JAMS office in Los Angeles County, California.  Such arbitrator shall be provided through JAMS by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of JAMS then in effect.  The arbitrator shall permit reasonable discovery.  The arbitration shall be conducted in accordance with the JAMS rule applicable to employment disputes in effect at the time of the arbitration.  The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.

5.4In the event of arbitration relating to this Agreement, the non-prevailing party shall reimburse the prevailing party for all costs incurred by the prevailing party in connection with such arbitration (including, without limitation, reasonable legal fees in connection with such arbitration, including any litigation or appeal therefrom).

5.5EMPLOYEE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.  EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

5.6This Section 5 shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate employment disputes.  To the extent any terms or conditions of this Section 5 would preclude its enforcement, such terms shall be severed or interpreted in a manner to allow for the enforcement of this Section 5.  To the extent applicable law imposes additional requirements to allow enforcement of this Section 5, this Agreement shall be interpreted to include such terms or conditions.

6.General Provisions.

6.1Successors and Assigns.  The rights of the Company under this Agreement may, without the consent of Employee, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.  Any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company shall assume and perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid or which assumes and agrees to perform this Agreement by operation of law or otherwise.  Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.  This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.2Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

6.3Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

6.4Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.

6.5Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally, (b) by overnight courier upon written verification of receipt, or (c) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to Employee at Employee’s address reflected in the records of the Company as of the Effective Date and to the Company at its principal place of business, Attn: Legal Department, or such other address as either party may specify by giving the other party notice thereof in accordance herewith.

6.6Survival.  Sections 1 (“Definitions”), 2 (“Obligations of the Company”), 3 (“Confidentiality, Restrictive Covenants”), 5 (“Arbitration”), and 6 (“General Provisions”) of this Agreement shall survive termination of Employee’s employment with the Company.

6.7Entire Agreement.  This Agreement and any covenants and agreements incorporated herein by reference, as set forth in Section 3 hereof, together constitute the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, provided, however, that for the avoidance of doubt, all Other Arrangements (as such Other Arrangements may be amended, modified or terminated from time to time) shall remain in effect in accordance with their terms, subject to Section 2(d) hereof.  This Agreement may be amended or modified only with the written and signed consent of Employee and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

6.8Code Section 409A.

(a)To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.  Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Code Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Code Section 409A, including, without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Code Section 409A and/or (ii) comply with the requirements of Code Section 409A; provided, however, that this Section 6.8(a) shall not create any obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(b)All payments of nonqualified deferred compensation subject to Code Section 409A to be made upon a termination of employment under this Agreement may only be made upon a Separation from Service.  If Employee is a “specified employee” (as defined in Code Section 409A), as determined by the Company in accordance with Code Section 409A, on the date of Employee’s Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Code Section 409A and the delayed payment or distribution of all or any portion of such amounts to which Employee is entitled under this Agreement is required in order to avoid a  prohibited distribution under Code Section 409A(a)(2)(B)(i), then such portion delayed pursuant to this Section 6.8(b) shall be paid or distributed to Employee in a lump sum on the earlier of (i) the date that is six (6)-months and one day following Employee’s Separation from Service and (ii) the date of Employee’s death.  Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(c)To the extent that any payments or reimbursements provided to Employee under this Agreement are deemed to constitute compensation to Employee to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the amount of payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Employee’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

6.9Amendment.  No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.

6.10Source of Funds.  Amounts payable to Employee under this Agreement shall be from the general funds of the Company or its successors pursuant to Section 6.1 above.  Employee’s rights to unpaid amounts under this Agreement shall be solely those of an unsecured creditor of the Company or its successors pursuant to Section 6.1 above.  If any of the payments payable pursuant to this Agreement are delayed beyond the payment date required by this Agreement, there shall be added to such payments interest during the delayed period at a rate, per annum, equal to the applicable federal short-term deferral rate (compounded monthly) in effect under Code Section 1274(d) on Employee’s date of termination.

6.11Consultation with Legal and Financial Advisors.  By executing this Agreement, Employee acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Employee to consult with Employee’s personal legal and financial advisors; and that Employee has had adequate time to consult with Employee’s advisors before executing this Agreement.

6.12Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATE FIRST ABOVE WRITTEN.

Big 5 Sporting Goods Corporation

By:

Name: Steven G. Miller

Title: President

Big 5 CORP.

By:

Name: Steven G. Miller

Title: President

“Employee”

Name: []

S-1

Exhibit A

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Big 5 Sporting Goods Corporation, a Delaware corporation (“Parent”), Big 5 Corp., a Delaware corporation (“Big 5” and, together with Parent and any successor to either Parent or Big 5, the “Company”), and each of Parent’s and/or Big 5’s partners, associates, affiliates, subsidiaries, predecessors, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, or under or in concert with it, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent, which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever arising from the beginning of time to the date hereof (hereinafter called “Claims”).

The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the undersigned’s employment by the Releasees, or any of them, or the termination thereof; any claim for wages, salary, commissions, bonuses, incentive payments, profit-sharing payments, leave, vacation, severance pay or other benefits; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on the Releasee’s right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act, the Family Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the National Labor Relations Act, and the California Fair Employment and Housing Act, the California Labor Code; the employment and civil rights laws of California each as amended.  Notwithstanding the foregoing, this Release shall not operate to release any Claims which the undersigned may have with respect to payments or benefits to which the undersigned may be entitled under that certain Change of Control Severance Agreement (“Severance Agreement”) between the undersigned and the Company, dated August __, 2015, to payments or benefits under any agreement between the undersigned and the Company or its affiliates evidencing outstanding equity-based awards held by the undersigned, to vested rights to benefits under any employee benefit plan, or any rights as a shareholder of the Company, to reimbursement of expenses or any right to defense or indemnification that the undersigned otherwise may have or to any other Accrued Obligations, as defined in the Severance Agreement.

THE UNDERSIGNED ACKNOWLEDGES THAT THE UNDERSIGNED HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS THE UNDERSIGNED MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT SOLELY WITH RESPECT TO MATTERS EXPRESSLY RELEASED IN THE FIRST PARAGRAPH OF THIS GENERAL RELEASE.

[TO BE INCLUDED IF APPLICABLE TO THE EMPLOYEE AT THE TIME OF RELEASE: IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(1)THE UNDERSIGNED HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

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(2)THE UNDERSIGNED HAS [TWENTY-ONE (21)] [FORTY-FIVE (45)] DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(3)THE UNDERSIGNED HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE IT, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.]

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against the Releasees, or any of them, and the undersigned agrees to indemnify and hold the Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by the Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees, or any of them, any of the Claims released hereunder in arbitration or court, then the undersigned shall pay to the Releasees, and each of them, in addition to any other damages caused to the Releasees thereby, all attorneys’ fees incurred by the Releasees in defending or otherwise responding to said suit or Claim.  Nothing in this Release, including but not limited to the foregoing sentence, (i) limits or affects the undersigned’s right to challenge the validity of this Release under the ADEA or Older Workers Benefit Protection Act or (ii) precludes the undersigned from filing an administrative charge, complaint, report, or other communication of any sort with any federal, state or local government office, official or agency.  The undersigned promises never to seek or accept any damages, remedies or other relief for the undersigned personally with respect to any claim released by this Release.  Nothing herein shall prevent the undersigned from raising or asserting any defense in any suit, claim, proceeding or investigation brought by any of the Releasees, and by raising or asserting any such defense, the undersigned shall not become obligated to pay attorneys’ fees under this paragraph.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

The undersigned acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by him with respect to the matters released in this Agreement, and the undersigned agrees that this Agreement shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________________, 20__.

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